February 13, 2013

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington DC  20549

Commission File No. 000-51569 (Standard Drilling, Inc.)

Ladies and Gentlemen:

We have read Item 4.01 of Standard Drilling, Inc.’s Current Report on Form 8-K dated February 13, 2013, and are in agreement with the statements in Item 4.01 contained therein, as they relate to our firm.

Very truly yours,

/s/ M&K CPAS, PLLC